1
               The Great Atlantic & Pacific Tea Company,
                              Inc. two paragon drive
                       montvale, new jersey 07645
                             PROXY STATEMENT



                 SOLICITATION AND REVOCATION OF PROXIES
     The accompanying proxy is solicited by the Board of Directors of The Great Atlantic & Pacific Tea Company, Inc. (the "Company") for use
at the Annual Meeting of Stockholders to be held on July 9, 1996. The Company will bear the cost of such solicitation. It is expected that the
solicitation       of
proxies  will  be primarily by mail.  Proxies may be solicited personally by
regular   employees  of  the  Company,  by  telephone,  or  other  means of
communication at nominal cost. The Company will reimburse banks, brokers and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of stock in accordance with The New York Stock Exchange schedule of charges. Any stockholder giving a proxy has the power to revoke it at any time prior to its exercise by giving notice in writing to the Secretary, or by casting a
ballot at the meeting     in
person  or  by  proxy.   This  proxy  statement  is  first  being  mailed
to
stockholders on or about May 24, 1996.
                              VOTING AT MEETING
    Only stockholders of record at the close of business on May 21, 1996 will be entitled to vote at the annual meeting. As of May 21, 1996, there were outstanding 38,220,333 shares of Common Stock (par value $1 per share) of the Company, each of which is entitled to one vote. Proxies marked as abstaining (including proxies containing broker non-votes) on
any matter  to  be  acted upon                                        by
stockholders will be treated as present at the meeting for purposes of  determining  a  quorum but will not be counted  as  votes  cast  on such matters.
                        CERTAIN BENEFICIAL OWNERS
      As   of   May   1,  1996,  the  Company  is  informed  that
Tengelmann Warenhandelsgesellschaft (a partnership organized under the laws of the Federal Republic of Germany, hereinafter "Tengelmann"), which is a general retailer in Germany, controlled by Mr. Erivan Haub, owned beneficially and of record 20,655,000 shares of the Company's Common
Stock (approximately     54.03%
of the outstanding shares). Mr. Haub additionally controls, among others, PLUS Warenhandelsgesellschaft mbH & Co. oHG and Kaiser's Kaffee-Geschaft AG, also general retailers in Germany, and Tenga Capital Corporation.

      The   address   of   Tengelmann  and  Mr.  Haub   is   c/o
Tengelmann Warenhandelsgesellschaft, Wissollstrasse 5-43, 45478
Mulheim/Ruhr, Germany.

     By letter dated February 14, 1996, FMR Corp. (Fidelity Investments), whose reported address is FMR Corp., 82 Devonshire Street, Boston, MA 201093614, informed the Company by copy of Schedule 13G that as
of  December  31, 1995    FMR  Corp. beneficially owned 4,349,386 shares of
the Company's  Common
Stock (representing 11.38% of the outstanding shares). FMR Corp. has sole voting power with respect to 152,806 shares and sole dispositive power with respect to 4,349,386 shares.

     Except as set forth above, at May 1, 1996 no person beneficially owned, to the knowledge of the Company, more than 5% of the outstanding
shares         of
the Company's Common Stock.

                            ELECTION OF DIRECTORS
      Eleven directors are to be elected to hold office until the next annual meeting and until their successors are elected and shall
qualify.       The
persons named as proxies in the accompanying proxy intend to vote, unless otherwise instructed, for the election to the Board of Directors of the persons named below, each of whom has consented to nomination and
to  serve when     elected.   Nine  of the nominees are members of the
present  Board     of
Directors.   The  affirmative vote of a majority of the  votes  cast  at the
Annual Meeting is required for the election of each director.
                                NOMINEES
John D. Barline, Esq.
     Mr. Barline, age 49, an attorney in private practice since 1973, is currently associated with the law firm Williams, Kastner & Gibbs
LLP in Tacoma, Washington. His areas of practice include corporate tax law, mergers and acquisitions, general business law, estate planning and real estate.
He
provides personal legal services to the Haub family, including Helga and Erivan Haub and Christian Haub. He is a member of the Pierce County, Washington State and the American Bar Associations and special district counsel to the Washington State Bar Association.
    Mr. Barline is a member of the Board of Directors and corporate secretary of Sun Mountain Resorts, Inc.. He is also on the Board of Directors of Sun Mountain Lodge, Inc. and Wissoll Trading Company, Inc. These are small closely held corporations owned primarily by the Haub family. He is Chairman of the Board of the Franciscan Foundation and on the Board of the Tacoma Art Museum.

Rosemarie Baumeister
 Executive Vice President and Head of the Public Relations Department of Tengelmann.
     Mrs. Baumeister, age 62, has been a member of the Company's Board of Directors since 1979. She is a member of the Compensation Policy Committee. Prior to assuming her present position, she served in various executive capacities with Tengelmann.
     Mrs. Baumeister is a member of the management executive committee of Tengelmann, a member of the Supervisory Board of Kaiser's Kaffee-Geschaft AG, an affiliate of Tengelmann, and a member of the Advisory Board of Deutsche Bank.

Fred Corrado
    Vice Chairman of the Board and Chief Financial Officer.
     Mr. Corrado, age 56, was elected a director on December 4, 1990. He is Vice Chairman of the Executive Committee and a member of the Finance and Retirement Benefits Committees.
     During the past five years, Mr. Corrado also served as Treasurer, and Executive Vice President of the Company.

Christopher F. Edley
     President Emeritus and former President and Chief Executive Officer of the United Negro College Fund, Inc.
     Mr. Edley, age 68, has been a member of the Company's Board of Directors since 1981. He is Chairman of the Compensation Policy Committee and a member of the Audit Review, Executive, and Retirement Benefits Committees.
     Mr. Edley served as President and Chief Executive Officer, United Negro College Funds, Inc. from 1973 until his retirement in 1991.
     He is also a director of The Allstate Corporation, AMR Corporation and The Student Loan Corporation.

Christian Wilhelm Erich Haub
    President and Chief Operating Officer
     Mr. Haub, age 31, was elected a director on December 3, 1991 and was elected President of the Company on December 7, 1993. He is a member of the Finance Committee.
     During the past 5 years and prior to assuming his present position he served as Corporate Vice President and Assistant to the Executive Vice President, Development and Strategic Planning, and before joining the Company Mr. Haub was a partner in the investment banking firm, Global Reach, which he had joined in early 1991, from the investment banking firm of Dillon Read & Co., Inc. in New York City.
     Mr. Haub is a partner and a member of the management executive committee of Tengelmann and a son of Erivan and Helga Haub.

Helga Haub
     Mrs. Haub, age 61, has been a member of the Company's Board of
Directors since     1979.  She is a member of the Executive and the Finance
Committees.
    Mrs. Haub is a member of the Supervisory Board of Kaiser's Kaffee-Geschaft AG, an affiliate of Tengelmann, a consultant to Tengelmann and has an interest in Tenga Capital Corporation. She also is a director of The George C. Marshall Home Preservation Fund, Inc., a member of the Board of Governors of World USO and president of the Board of Trustees of the Elizabeth Haub Foundation for Environmental Policy and Law. Mrs. Haub is the wife of Erivan Haub and mother of Christian Haub.

Barbara Barnes Hauptfuhrer
     Mrs. Hauptfuhrer, age 67, has been a member of the Company's Board of Directors since 1975. She is Chairman of the Retirement Benefits Committee and a member of the Audit Review, Executive and Finance Committees.
     Mrs.  Hauptfuhrer  is  a director of The Vanguard  Group  of
Investment Companies  and  each  of  its  mutual funds.   She  is  also  a
director of Knight-Ridder, Inc., The Massachusetts Mutual Life Insurance Company, Alco Standard Corporation and the Raytheon Company. She is a Trustee Emeritus of Wellesley College.

William A. Liffers
    Mr. Liffers, age 67, served as Vice Chairman of American Cyanamid Company (principally engaged in the manufacture and sale of medical, agricultural, chemical and consumer products) from 1978 until his
retirement in 1993.   He was  a member of its Board of Directors from 1977
until he retired. He also had served in other executive capacities with the company in the United States and abroad.
     Mr. Liffers is a Senior Advisor to the United Nations Development Programme, assisting the Peoples Republic of China in its efforts to reform its state owned enterprises.
    He is also a member of the Board of Overseers of the New Jersey Institute of Technology and a member of the Board of Trustees of the Washington, D.C. based National Planning Association.

Fritz Teelen
    Chief Operating Officer of Tengelmann in Europe
    Mr. Teelen, age 60, has been a member of the Company's Board of
Directors since     1979.  He is a member of the Finance Committee.
     Prior to assuming his present position, Mr. Teelen served in various executive capacities with the Company and with Tengelmann, most recently serving as President of PLUS Warenhandelsgesellschaft mbH & Co. oHG.
     He is also a member of the Supervisory Board of Kaiser's Kaffee-Geschaft AG , an affiliate of Tengelmann, and a member of the Administrative Board of PLUS Italia.

Robert L. "Sam" Wetzel
   President and Chief Executive Officer of Wetzel International, Inc.
    Mr. Wetzel, age 65, was elected a director effective May 21, 1991. He is Chairman of the Finance Committee and a member of the Audit Review, Compensation Policy and Retirement Benefits Committees.
     Mr.  Wetzel  has  been President and Chief Executive Officer  of
Wetzel International,   Inc.,   a  management  consulting   firm
specializing   in international  marketing  and joint ventures in the
aerospace, defense and commercial industries based in Columbus, Georgia, since his retirement as a Lieutenant General in June 1986 from his position as Commanding General V (U.S.) Corps, Frankfurt, Germany.
     He is also an advisory director of Columbus Bank & Trust Company, Columbus, Georgia, a subsidiary of Synovus Financial Corporation.

James Wood
    Chairman of the Board and Chief Executive Officer of the Company
     Mr. Wood, age 66, was elected Chairman of the Board of Directors and Chief Executive Officer in 1980. He is Chairman of the Executive Committee and is an ex officio member of the Finance and
Retirement  Benefits Committees.   During the past five years he also
served as President  of  the
Company.
     Mr. Wood is a director of ASARCO Inc. and Schering-Plough Corporation. He is also on the boards of the Food Marketing Institute, the United States Committee for UNICEF, and a member of the board of governors of World USO.
             SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth the number of shares of Common Stock of the Company beneficially owned as of May 1, 1996, by each director and nominee, each named executive officer and by all directors and executive officers as a group:
                                     Shares  Stock
                                  BeneficiallyOption          % of
                                     owned   shares(1) Total
Class
John D. Barline, Esq. (2)             2,000    -       2,000     *
Rosemarie Baumeister (2)              2,800   2,400    5,200     *
Fred Corrado                            200  25,000   25,200     *
Christopher F. Edley                  1,100   2,400    3,500     *
George Graham                         5,000  15,000   20,000     *
Christian Haub (2)                      200  40,000   40,200     *
Helga Haub (2)                        2,800   2,400    5,200     *
Barbara B. Hauptfuhrer (3)            1,300   2,400    3,700     *
William A. Liffers                    1,000    -       1,000     *
John D. Moffatt                           -  50,000   50,000     *
Paul C. Nagel, Jr. (3)(4)             2,800   2,400    5,200     *
Peter J. O'Gorman                     3,850  15,000   18,850     *
Eckart C. Siess(4)                    7,500   2,400    9,900     *
Fritz Teelen (2)                      3,300   2,400    5,700     *
Henry W. Van Baalen(4)                1,800   2,400    4,200     *
Robert L. "Sam" Wetzel                  500   2,400    2,900     *
James Wood                           11,321 700,000  711,321    1.9
All directors and executive officers
as a group (22 persons) (5).         49,571 921,600  971,171    2.5
- - - - - -------------------------
 *  Less than 1%

(1) The amounts shown include all options granted under Company plans regardless of whether exercisable within 60 days.
(2) The association of Mmes. Baumeister and Haub, and Messrs. Barline, Haub and Teelen with Tengelmann and Mr. Erivan Haub is set forth
    herein under "Nominees".   Mr.  Christian Haub disclaims investment and
    voting  power over  the shares owned by Tengelmann and they are
    excluded herein.   Mrs. Haub  disclaims any investment or voting power
    over the shares owned by Mr. E. Haub and the organizations which he controls and same are not included herein.
(3) Mrs. Hauptfuhrer and Mr. Nagel disclaim beneficial ownership over any shares held by any funds or trusts of the companies of which she/he also serves as a director and any such shares are not included herein.
(4) After years of distinguished service as members of the Board of Directors, Paul C. Nagel, Jr. (first elected in 1979), Eckart C. Siess (first elected in 1980) and Henry W. Van Baalen (first elected
    in  1979) are  retiring  from  the Board effective July 9,  1996.   The
    Board  and Management of the Company extend their sincere appreciation to them.
(5) On a timely Form 5, Mr. Harris reported an acquisition of the Company's
Common Stock that should have been      reported earlier on a Form 4.

                 BOARD MEETINGS, COMMITTEES AND COMPENSATION
     During the last fiscal year the Board of Directors held 6 meetings and committees thereof held 11 meetings. The Audit Review Committee held 3 meetings, and the Compensation Policy Committee held 4
meetings.   Such Committees  are  composed  of  non-employee  directors.
The  Audit   Review Committee  reviews  annual financial statements prior to submission to the Board and reports thereon; at its discretion, examines and considers matters relating to the internal and external audit of the Company's accounts and financial affairs; recommends the employment of outside accountants and their compensation; and, as appropriate, meets with Company personnel in performance of its functions. The Compensation Policy Committee approves salaries and salary increases and benefits where the base annual compensation is at least $150,000, approves and interprets incentive plans, and serves as the committee to administer the employee stock option plan. There is no standing Nominating Committee. All directors attended more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held while they were members, and (ii) the total number of meetings held by all Committees of the Board on which they served as members. Overall attendance was 96%.

     Directors who are neither officers nor employees of the Company are each paid fees consisting of an annual retainer of $24,000 plus an attendance fee of $1,000 for each Board meeting attended, and $1,000 for each committee meeting attended if substantial time or effort is involved, plus expenses of attendance. If two compensable meetings are held on the same day the fee for the second meeting is limited to $500. The Chairman of each Committee, except the Executive Committee, is paid an additional $10,000 per year. Under the directors stock option plan, non-employee directors are entitled to an initial stock option grant of 2,000 shares with 200 shares granted after each Annual Meeting thereafter. These shares vest in one-third increments on succeeding Annual Meeting dates.
     The Company revised the compensation program for its non-employee directors effective May 1, 1996. It suspended the retirement plan pursuant to which directors, after serving 5 years and attaining age 70, were entitled upon retirement from the Board to an annual benefit equal to the highest annual retainer paid during their tenure (currently $24,000) for a period equal to their years of service up to 15 years. The directors have a one time election to transfer the present
value of their accrued benefits to  the new  plan.   Under  the  new
deferred compensation plan, the Company will contribute to book accounts of all new directors and all directors with less than fifteen years' service an amount equal to 75% of the current retainer. Up to all and at least 50% of these deferred payments will be credited to a Company Common Stock equivalent account. The balance, at the director's election in increments of 25% will be credited to a 10-year U. S.
Treasury bond  equivalent  account.   The directors will  be  fully  vested
in  their accounts.   Accruals  will be made to these accounts  through
the fifteenth anniversary of Board service. Upon termination from service as a director, the value of the Company Common Stock equivalent account will be determined using the final average market value of the Company's shares for the prior 180 calendar days, inclusive of appreciation for the effect of dividends. The value of the bond equivalent account will be the sum of the credits and interest to the date of termination. Benefits will then be paid equally over the subsequent 180 months, the director's life or length of service, whichever is shorter. However, in the event of death, benefits will continue to be paid to the director's beneficiary for a maximum of ten years, which includes any period of payment before death.
     Directors who are also officers or employees of the Company receive no extra compensation or benefits for such service.
                 CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Tenga Capital Corporation, which is owned by Erivan and Helga Haub, owns property in Windsor, Ontario, Canada on which an indirect subsidiary of the Company, A&P Properties Limited, has leased a store since 1983. The lease has an initial 20-year term that expires October 31, 2003, with four 5-year renewal options, and a base annual rental which increased
in   the  eleventh year to CN$467,603, with percentage rents subject to specified caps.

     The Company is a party to agreements granting Tengelmann and its affiliates the exclusive right to use the "A&P" trademark in
Germany and other European countries pursuant to which the Company received $100,000 which is the maximum annual royalty fee under such agreements. The Company also is a party to agreements under which it purchased from Wilh. SchmitzScholl ("Wissoll"), which is an affiliate of Tengelmann, approximately $565,686 worth of Black Forest label candy.
    At Tengelmann's request the Company secured and owns a jet aircraft which Tengelmann leases under a full cost reimbursement lease. During fiscal 1995 Tengelmann was obligated to reimburse the Company an average
monthly cost  of $215,000.   Under  the  terms  of said lease, the  Company
may  charter  the aircraft for its use at a below market charter rate.
    Under an agreement between the Company and Tengelmann, applicable during fiscal year 1995, Peter O'Gorman spent a portion of his work time with Tengelmann. The Company was reimbursed $116,025 representing a pro rata portion of Mr. O'Gorman's salary and benefits.
              EXECUTIVE COMPENSATION AND OTHER INFORMATION
 The following table sets forth the compensation paid by the Company and its subsidiaries for services rendered in all capacities during each of the last three fiscal years to or for the account of the Chief Executive Officer and the other four most highly compensated executive officers.

                       SUMMARY COMPENSATION TABLE

                                                   Long Term
                                                  Compensation
      Annual Compensation                            Awards      All Other
Principal           Salary     Bonus      Other      Securities
Compensation
                                          Annual     Underlying     (2)
Position     Year    ($)        ($)    Compensation Option/SAR's    ($)
                                          ($)(1)        (#)
James Wood   1995  1,160,500   810,920                            142,656
 Chairman    1994  1,160,500              22,865                  134,606
 Chief       1993  1,120,192    65,610    18,420     200,000      108,577
 Executive
 Officer


Fred Corrado 1995    461,423    75,000                25,000       38,230
 Vice        1994    451,000    37,500                             37,110
 Chairman,   1993    425,769    31,250                40,000       36,318
 Chief
 Financial
 Officer


George Graham1995    345,000    93,750                15,000       12,534
 Senior Vice 1994    343,462    41,250                             12,108
 President,  1993    325,000    31,250                22,500       17,345
 Merchandising
 Officer


J.D. Moffatt 1995    402,490   146,360                                859
 Chairman &  1994    196,610    71,376                50,000          426
 Chief
 Executive
 Officer
 (Canadian
  Company)(3)


Peter J.     1995    345,000    62,500                15,000       15,570
 O'Gorman    1994    343,462    31,250                             14,382
 Executive   1993    325,000    31,250                30,000       20,171
 Vice-
 President
 International
 Store and
 Product
 Development



(1) Represents income in 1994 of $12,835 and in 1993 of $9,643 on the Trust and reimbursement in 1994 of $10,030 and in 1993 of $8,777 for the respective prior year's taxes thereon as described under the heading "Employment and Termination Agreements" infra.
(2)    Consists    of,   respectively,   Company   contributions    to
the
Retirement/Savings  Plan  and the cost for insurance,  for  1995:  Mr.
Wood, ($6,000  and  $106,656);  Mr. Corrado, ($10,620  and  $22,610);  Mr.
Graham, ($10,620 and $1,914); and Mr. O'Gorman, ($10,620 and $4,950); and
the cost of insurance for Mr. Moffatt, $859. Additionally, a tax preparation and planning fee is included of $30,000 and $5,000 respectively for Messrs. Wood and Corrado.
(3) Mr. Moffatt was hired September 1, 1994.





Employment and Termination Agreements



    Mr. Wood's employment contract, with an extended expiration date of April 30, 1998, provides for a minimum base annual salary of $875,000, regular Company benefits applicable to his position, life insurance equal in face value to three times his base annual salary and the grant of various options under the Company's Stock Option Plans. He is also entitled to receive an annual bonus equal to 1% of the Company's pre-tax profit reduced by any bonuses awarded for that year under the Company's management incentive plan. Bonus payments are included in the Summary Compensation Table. He is also entitled to a pension benefit which includes a surviving spouse's benefit. Upon a change in his duties or involuntary termination by the Company other than for disability or cause, Mr. Wood or his beneficiary is entitled to receive his then base salary for the longer of the remaining contract term, or 3 years, and to receive his pension. Termination for disability would result in
payment of his then salary for a period of two years.   Upon  his voluntary
termination or termination for cause, no further remuneration payments would be due him except pension benefits. His pension is fully vested, and funded through a Trust Agreement dated December 29, 1988.
Benefits  became payable thereunder upon his attaining age 65.   All
amounts
contributed  to  the Trust were treated as compensation to him  in  the
year contributed.   The  Trust  is irrevocable for the  duration  of  the
pension obligations  with any residual monies reverting to the Company.
The Company is responsible for the trustee's commissions, fees, charges and expenses, and additional contributions to fund the Trust's obligations, and indemnifies the trustee. By a separate, successor Phantom Stock Agreement dated December 1, 1988 between Tengelmann and Mr. Wood, as amended February 3, 1994, Tengelmann continued its grant to him of 1,794,593 phantom stock units ("Units"), each equivalent to one share of
Common Stock of the Company.   These  Units  are fully vested.  Tengelmann
will pay Mr. Wood an amount equal to the number of Units Mr. Wood holds times the difference between $44.758 and the higher value of the Company's Common Stock, on April 30, 2000, or his earlier election.
All payments under the Phantom Stock Agreement are payable by Tengelmann, without expense to the Company.

     Mr.  Corrado's  employment contract, which expires May 20,  2002 unless sooner  terminated  upon  three  years'  advance  written  notice,

generally provides  a minimum base annual salary of $451,000, regular

Company  benefits applicable to his position and incentive compensation

with a $125,000 initial annual  base  at  100%.   Mr. Corrado's contract

further  provides  immediate vesting of his age 65 benefit at age 62 under

SERP, discussed infra, and life insurance  equal  in face value to three

times his base annual  salary.   Mr. O'Gorman, who is vested in his pension

under SERP, was granted entitlement to an  unreduced  benefit at age 62.

Mr. Moffatt's employment  contract,  which expires  August  31,  1999 unless sooner terminated,  generally  provides  a minimum  annual salary of

CN$550,000, regular Company benefits applicable  to his position and a management incentive bonus of CN$200,000, participation in SERP, discussed infra, and a Company car.  The agreement, as to compensation, would continue  for  six months in the event of disability  and  for  twelve months after his death.  He is also entitled to receive a special bonus equal to  the greater of 1% of the pretax profit of the Canadian Company or

1/2  of 1%  of the Canadian Company's Group Contribution as reported internally, less his management incentive bonus.





   Stock Option/SAR Grants and Exercises

   No stock options or stock appreciation rights ("SARs") were exercised during the last fiscal year by the named executive officers. The following tables set forth information with respect to stock options/SARs granted to or held by the named executive officers.


                  OPTION/SAR GRANTS IN LAST FISCAL YEAR


                            Individual Grants


            Number of     %of Total
            Securities   Options/SARs    Exercise
            Underlying    Granted to     or Base                Grant Date
           Options/SARs  Employees in     Price      Expiration  Present
          Granted (#)(1)    FY(2)         ($/Sh)        Date   Value($)(3)

Fred Corrado  25,000          3.7         $27.875     7/10/05    280,000
George Graham 15,000          2.2          27.875     7/10/05    168,000
Peter O'Gorman15,000          2.2          27.875     7/10/05    168,000

(1) The options vest in 25% increments commencing on the first anniversary of the grant. All grants have a ten year term.
(2)  Based on total grants during the year of 679,000.
(3)   These  values  were calculated using the Black-Scholes  option
pricing model.   The Black-Scholes model is a complicated mathematical
formula which is widely used and accepted for valuing traded stock options. The model is premised on immediate exercisability and transferability of the options. This is not generally true for the Company's options granted to executive officers and other employees. Therefore, the values shown are purely theoretical and do not reflect
the market value of the Company's stock  at  a future  date.   In  addition
to the stock prices at time of grants and the exercise prices, which are identical, and the ten-year term of each option, the following assumptions were used to calculate the values shown for options granted on July 11, 1995: expected dividend yield (0.89 percent), expected stock price volatility (30 percent based on the Bloomburg historical price volatility calculation), risk-free rate of return (5.78 percent) and a
weighted average of 7 years from date of grant to date of exercise.   If
the named officers realize the grant date values shown in the table, such values will be less than one percent of the total shareholder appreciation.



   Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-
                              End Option/SAR Values
                                                              Value of
                                  Number of Securities      Unexercised
                 Shares                Underlying           In-the-Money
                Acquired            Options/SARs at         Options/SARs
                   on     Value          FY-End             at FY-End(1)
    Name        Exercise Realized Exercis     Unexercis  Exercis
Unexercis
                                    able         able      able      able
                  (#)      ($)      (#)          (#)       ($)       ($)
James Wood         None      0    700,000           0       0         0
Fred Corrado       None      0     37,500      45,000       0         0
George Graham      None      0     31,250      26,250       0         0
J.D. Moffatt       None      0     12,500      37,500       0         0
Peter J. O'Gorman  None      0     30,000      30,000       0         0

(1) Based on the closing price of the Common Stock on February 23, 1996, $22.375.






                           PENSION PLAN TABLE


                                YEARS OF SERVICE

REMUNERATION     15      20         25         30            35

$300,000    $112,500  $135,000  $135,000   $135,000      $135,000
 350,000     131,250   157,500   157,500    157,500       157,500
 400,000     150,000   180,000   180,000    180,000       180,000
 450,000     168,750   202,500   202,500    202,500       202,500
 500,000     187,500   225,000   225,000    225,000       225,000


The table above indicates the amount of annual benefit payable to a person
at age           65  in  the  specified final average remuneration  and
years-of-service
classifications under the Supplemental Executive Retirement Plan ("SERP") except that such benefits do not reflect the requisite reduction for any applicable Social Security, or other Company retirement
benefits.  SERP is an unfunded  defined                       benefit
final average pay  plan  that  covers  the  named
executives, excluding Mr. Wood. Mr. Wood's entitlement to a pension benefit is provided in his Employment Agreement which is described supra under the heading "Employment and Termination Agreements". Mr. Graham
participated  in the          Company's  former defined benefit plan and
has an annuity therefrom  and
Mr.  Moffatt  is  a  participant in the Company's Canadian  Retirement
Plan.
Their benefits from these plans are an offset to their benefit entitlements under SERP.



     The compensation covered by SERP is base salary, i.e., essentially the "Salary" reflected in the Summary Compensation Table computed as an average of such base salary over the highest compensated five years of employment during the last 10 years. The benefit is computed at the rate of 3% for each year up to 10 years' service, plus 1 1/2% of such
compensation for up to  10 additional  years                  of service
with a maximum benefit equal  to  45%  of  such
average  base  salary.   Estimated or actual credited  years  of  service
at retirement for each participating named executive officers are: Mr. Corrado, 18 years; Mr. Graham, 20 years; Mr. Moffatt, 18 years; and Mr. O'Gorman, 20 years.
                            PERFORMANCE GRAPH
      The following performance graph compares the five-year cumulative total shareholder return (assuming reinvestment of dividends) on the Company's Common Stock to the Standard & Poor's 500 Index and a peer group of companies in the retail grocery industry comprised of the following six companies: American Stores Company, Bruno's, Inc., Giant Food, Inc.,
Safeway, Inc.,  The Great                    Atlantic  &  Pacific  Tea
Company, Inc.,  and  The  Kroger  Co.   The
performance graph assumes $100 is invested in the Company's Common Stock, the Standard & Poor's 500 Index and a composite index for the peer companies on February 22, 1991, and that dividends paid during the period were reinvested to purchase additional shares. The peer group consists of significant unionized food retailers operating in the eastern/southeastern
United States or, in the case of Safeway Inc., a significant unionized food retailer with substantial operations in Canada.


                 COMPARISION OF FIVE YEAR CUMULATIVE RETURN
                   AMONG A&P, S&P 500 INDEX AND PEER GROUP INDEX
Measurement period
(Fiscal year Covered)         A&P            S&P 500       PEER GROUP
- - - - - -----------------------       ---            -------        ---

02/22/91                     $ 100          $ 100          $100
02/21/92                     $  61          $ 116          $ 82
02/23/93                     $  48          $ 126          $ 70
02/23/94                     $  54          $ 141          $ 88
02/23/95                     $  41          $ 150          $ 91
02/23/96                     $  48          $ 208          $124


     (Company fiscal year ends--last Saturday in February)
         Report of the Compensation Policy Committee

     The Company's Compensation Policy Committee approves the compensation of all executive officers and other key employees and acts as the Company's Stock Option Plan Committee.


Principles and Program


      The Company's executive compensation program includes the following policy objectives:


        Compensation must be sufficient to attract and retain talented executives.


             Incentives are included in the executive compensation package based upon criteria which also enhance shareholder value.


             Improvements in compensation should bear a relationship to the Company's improvement in performance.


      To meet these objectives the program has salary, incentive and equity elements. The Committee considers each of these elements, setting
salary and bonus   levels that reflect the above-described objectives and
awarding  stock
appreciation rights or stock options to provide an equity-based compensation element.

Salaries

     The Compensation Policy Committee employs several criteria in fixing the salaries of the executive officers (including the five most highly
compensated  officers).   These criteria include the  responsibility  of
the position, the officer's performance, the Company's financial performance and the business and economic climate in which the Company operates. Executive officers with responsibility for a business unit are also evaluated on the basis of the unit's performance. Additional criteria such as success in achieving desired business goals are also utilized in determining the appropriate salary for an officer. Only one of the five most highly compensated officers received a salary increase during the 1995 fiscal year approximating 3% per annum for the two years since his last salary increase.

      The Compensation Policy Committee reviews with the Chief Executive Officer his evaluation of and the salaries to be awarded to the remainder of the approximately 40 most highly compensated corporate executives.
Annual Incentive Plan
      The Company has an annual U.S. management incentive plan, first established in 1982, which, on a corporate basis provides for bonus awards ranging up to approximately 40% of base salary, depending upon the attainment of overall corporate sales and profit goals (in the case of executive officers only profit goals). The determination of the bonus awards to individuals under the Plan is based upon the following
factors:   percentage of  base  salary  previously  awarded  to  the
individual, ability of the individual to make a direct contribution to the financial performance of the Company and the responsibility of the
position held by the individual.                                      The
profit  goals  for  executive officers were established  by the
Compensation Policy  Committee  for  the  1995 fiscal year.   In  setting
the goals the Compensation Policy Committee takes into account the performance of the Company relative to the performance of comparable companies and relative to the competitive and economic environment in which the Company operates. For 1995, following the Compensation Policy Committee's setting of overall profit goals, the Committee decided that 75% of the management incentive bonus should be determined by attainment of the profit goals and 25% of such bonus by attainment of goals set by management. If established goals are exceeded, a bonus is computed on the excess, but is deferred and not payable unless (a) a subsequent bonus is less than 100% of bonus target, whereupon the deferred bonus is payable to the extent of the deficiency, or (b) a participant retires or suffers permanent disability. In consideration of the significant turnaround in performance achieved in the latter part of the 1995 fiscal year and considering the Board's prior decision to defer salary increases for employees earning (or expected to earn) a salary of $150,000 or more, and notwithstanding that the established goals were not objectively met, on the Compensation Policy Committee's recommendation the Board voted a minimum corporate management incentive bonus equal to 25% of bonus target for 1995. Based upon such turnaround and their contribution to the turnaround, Messrs. Corrado, Graham, and O'Gorman were awarded a bonus equal to 50% of bonus target for 1995. Mr. Moffatt's bonus was paid in accordance with the terms of his Employment Agreement.

Equity Based Compensation

      The Company's 1994 Stock Option Plan as amended, which was adopted with shareholder approval, authorizes grants through March 17, 2004 of up to 1,500,000 shares for stock options and tandem or independent SARs. In the
1995 fiscal year options/SARs were awarded by the Compensation Policy Committee to three of the five most highly compensated officers as set forth in the Option/SAR Grant Table supra.

Discussion of Fiscal 1995 Compensation for the Chairman and Chief Executive Officer

      The Compensation Policy Committee recommends the compensation level of the Chairman and Chief Executive Officer, taking into account all of the factors described in this report. The compensation of Mr. Wood for the last fiscal year was determined predominantly by the terms of his 1988 Employment Agreement under which Mr. Wood was to receive base compensation of at least $875,000, and an annual salary review. Accordingly, Mr. Wood's 1995 annual salary rate of $1,160,500 reflects salary increases granted through 1993. No salary increase has been granted to Mr. Wood since October 1993 when the Committee granted Mr. Wood a salary rate increase equivalent to 3.86% per annum from the date of his prior salary increase. Under the terms of his Employment Agreement, Mr. Wood received a management incentive bonus equal to 1% of pretax profit of the Company.
Compliance With Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, subject to certain exceptions, disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and the four other most highly compensated officers at fiscal year end. The exceptions to the $1,000,000 deduction limit include compensation paid under preexisting employment agreements and performance based
compensation meeting  certain  requirements.   By  reason  of  this
limitation,   it   is anticipated that a portion of the Chief Executive
Officer's compensation will not be deductible in respect of the 1996 fiscal year; however, the salary and bonuses of each of the four other most highly compensated officers for the 1996 fiscal year are expected to be less than $1,000,000 and the compensation payable to such officers therefore should be fully deductible. Moreover, the Company's 1994 Stock Option Plan has been tailored to comply with the provisions of
Section 162(m) so that amounts received upon the exercise of options and SARs thereunder should be exempt from Section 162(m) limitations.
                                     Compensation Policy Committee
                                     Christopher F. Edley, Chairman
                                     Rosemarie Baumeister
                                     Robert L. "Sam" Wetzel
                          ELECTION OF AUDITORS

     In keeping with the Company's historic custom and practice, independent auditors are to be elected at the meeting. Pursuant to the recommendation of the Audit Review Committee and Board of Directors, the persons named in the accompanying proxy intend to vote, unless otherwise instructed, for Deloitte & Touche LLP, who have audited the accounts of the Company for the past forty fiscal years. Representatives of that firm are expected to be present at the meeting to respond to appropriate
questions and make such statements as  they may  desire.   Should  the firm
not receive a majority vote, the Board of Directors will reconsider its selection of independent auditors.

                          STOCKHOLDER PROPOSALS

     The Company will consider including a stockholder's proposal for action at the 1997 Annual Meeting of Stockholders in the proxy material to be mailed to its stockholders in connection with that meeting if such proposal is received at the principal office of the Company no later than January 24, 1997.

     Management carefully considers all proposals and suggestions from stockholders. If adoption is clearly in the best interest of the Company and can be accomplished without stockholder approval, the proposal is implemented without inclusion in the proxy material.

     However, Management opposes the following proposals for the reasons hereinafter stated.

      STOCKHOLDER PROPOSAL ON NON-EMPLOYEE DIRECTOR RETIREMENT PLAN

     The following stockholder proposal has been submitted to the Company for action at the meeting by William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, owner of 1,500 shares of the Company's common stock. The affirmative vote of a majority of the votes cast at the meeting by or on behalf of the stockholders is required for approval of a stockholder proposal. The text of the proposal is as follows:

"RESOLVED, that the shareholders assembled in person and by proxy, recommend (i) that all future non-employee directors not be granted pension benefits and (ii) current non-employee directors voluntarily relinquish their pension benefits."

      The above named holder has submitted the following statement in support of his proposal:
"SUPPORTING  STATEMENT:   At  last year's annual meeting  of  stockholders
a similar   resolution  was  approved  by  a  significant  number   of
voting shareholders. Aside from the usual reasons, presented in the past, regarding "double dipping", that is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other more cogent reasons that render this policy as unacceptable.
     Traditionally, pensions have been granted in both the private and public sectors for long term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.
      But more importantly, outside directors, although retained by corporate management,
namely   the   C.E.O.,  are  in  reality   representatives   of
shareholders.   Their  purpose is to serve as an  impartial  group  to
which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the
pernicious effect  of  compromising  their  impartiality.   In  essence,
pensions      are
management's grants to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interests. Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. As a founding member of the Investors Rights Association of America I feel this practice perpetuates a culture of corporate management "cronyism" that can easily be at odds with shareholder and company interest.


      A final note in rebuttal to management's contention that many companies offer their outside directors pensions, so they can attract and retain persons of the highest quality. Since there are also companies that do not offer their outside directors pensions, can management demonstrate that those companies that offer pensions have a better
performance record than their nonpensioned  peers?   In  addition, do we
have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?

I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION."

      Your Board of Directors recommends a vote AGAINST the adoption of this proposal.

     The pension plan for non-employee directors, which required a minimum of five years' service and attainment of age 70 to receive the pension entitlement, was suspended effective May 1, 1996. As of that date a new directors' deferred payment plan was adopted. As detailed infra, under the new program at least 50% if not all of the deferred payments made by the
Company on behalf of new directors and current directors with less than fifteen years service will be credited to a Company common stock equivalent account.
      Consequently, your board, and Company
management oppose this proposal because, concerning the first point, the pension plan for non-employee directors already has been suspended. As to the second point, the current directors should not be asked to relinquish their vested benefits. Last year, a similar proposal was rejected by the stockholders by 30,109,423 votes (90.9%). It is important that the Company have the ability to attract and retain well-qualified, talented directors. In order to do so, the Company must provide a state of the art compensation package and honor its prior commitments.

      The persons named in the enclosed form of proxy have indicated they intend to vote
AGAINST this proposal unless directed otherwise.

STOCKHOLDER PROPOSAL ON DIRECTOR COMPENSATION

The  Company has been advised that Dr. Charles
Miller, 23 Park Circle,  Great Neck, New York
11023 holder of 500 shares of the Company's
Common Stock will cause to be introduced at the Annual Meeting the resolution set forth below:

"RESOLVED  that  the shareholders recommend that
the board of directors  take the  necessary
steps  to  ensure  that from here  forward  all
non-employee directors  should  receive  a
minimum  of  fifty  percent  of  their   total
compensation in the form of company stock which cannot be sold for three years."

The above named holder has submitted the following statement in support of his proposal:

"SUPPORTING STATEMENT: A significant equity
ownership by outside directors is probably the  best
motivator   for  facilitating   identification  with
shareholders.

Traditionally, outside directors, usually selected by management, were routinely compensated with a fixed fee, regardless of corporate performance. In today's competitive global economy, outside directors must exercise a critical oversight of management's performance in furthering corporate profitability. All too often, outside directors oversight has been marked by complacency, cronyism, and inertia.

Corporate America has too many examples of management squandering company assets on an extended series of strategic errors.
Meanwhile, Boards of Directors stood by and passively allowed the ineptitude to continue, well after disaster struck. They fiddled while
Rome was burning.

When compensation is in company stock, there is greater likelihood that outside directors will be more vigilant in protecting their own, as well as corporate, and shareholder interests.

What  is being recommended in this proposal is
neither novel nor untried.   A number  of
corporations have already established versions of such practices, namely, Scott Paper, The
Travelers, and Hartford Steam Boiler.


Robert  B.  Stobough,  Professor of Business
Administration  at  the  Harvard Business
School, did a series of studies comparing highly successful to poorly performing companies. He found that outside directors in the better performing companies had significantly larger holdings of company stock than outside directors in the mediocre performing companies.

It   can   be  argued  that  awarding  stock
options  to  outside  directors
accomplishes  the  same  purpose  of  insuring
director's  allegiance  to  a company's
profitability as paying them exclusively in
stock.  However, it  is
our  contention that stock options are rewarding
on the upside, but offer  no penalties  on the
downside, where shareholders bear the full
downside  risks. There  are  few  strategies
that are more likely to cement outside
directors with  shareholder interests and
company profitability than one which  results in
their sharing the same bottom line."
      Your  Board  of  Directors recommends a
vote AGAINST adoption  of  this proposal.
      Your  directors and management believe
that to attract and  retain  the appropriate
caliber  of  directors  the Company  must  offer
a  competitive compensation package.  In
addition, the well-being and long term viability
of the  Company  demand directors who are
sufficiently committed to the  Company and
financially sufficiently independent of the
Company that their  personal interests  in  high
stock  prices  and dividends  will  not
override  their judgments.
      Effective May 1, 1996 a new deferred
compensation plan for non-employee directors,
discussed infra, was adopted.  This plan
provides that  at  least 50% if not all of the
deferred payments for the director will be
credited  to a  Company  common  stock
equivalent account, and deferred until
retirement. This  new  plan  will  further  the
directors'  commitment  by  providing  a
significant  vested  interest in the quality of
their  decision  making  and provide  an
overall  competitive, reasonable and fair
remuneration  program commensurate with the
responsibilities undertaken as director.   The
essence of  this proposal is embodied in the new
total compensation arrangements  for non-
employee directors.
      The  persons  named in the enclosed form
of proxy have  indicated  they intend to vote
AGAINST this proposal unless directed otherwise.
                OTHER MATTERS
      No  business other than that set forth in
the attached Notice of Annual Meeting  is
expected to come before the meeting, but should
any other matters requiring  a vote of
stockholders arise, including the question of
adjourning the  meeting,  the persons named in
the accompanying proxy will vote  thereon
according  to  their best judgment in the
interest of the  Company.   In  the event that
any of the above-named nominees for the office of director or the nominee for independent auditors shall withdraw or otherwise become unavailable, the persons named as proxies may vote for other persons in their place in the best interest of the Company.

By Order of the Board of Directors
PETER R. BROOKER
Vice President and Secretary
Dated:  May 24, 1996

     Each person solicited by this proxy
statement, including any person  who on  May
21,  1996 is a beneficial owner of the Company's
Common Stock, may request a copy of the Company's annual report on Form 10-K for the last fiscal year.

     Such written requests should be directed to the Secretary of the Company at its address aforesaid.




  THE GREAT ATLANTIC & PACIFIC TEA COMPANY,
                    INC.
 PROXY - FOR THE ANNUAL MEETING JULY 9, 1996
   THIS PROXY IS SOLICITED BY THE BOARD OF
                  DIRECTORS

      The  undersigned, having  received  the
Notice  of Meeting and Proxy Statement  dated
May  24,  1996,  appoints  JAMES  WOOD,  FRED
CORRADO and PETER R. BROOKER, and each or any
of   them  as  Proxies  with  full  power  of
substitution, to represent and vote  all  the
shares  of Common Stock which the undersigned
may be entitled to vote at the Annual Meeting
of  Stockholders to be held  at  10:00  A.M.,
July  9,  1996,  at  The Marriott  Waterfront
Hotel,   80   Compromise  Street,  Annapolis,
Maryland or at any adjournment thereof,  with
all   powers  which  the  undersigned   would
possess if personally present.

The shares represented by this Proxy will  be
voted  in the manner directed herein  by  the
undersigned.   If no direction is  made,  the
Proxy  will be voted "FOR" items (1) and  (2)
and "AGAINST" items (3) and (4), both of said
items  being  more  fully  described  in  the
Notice of Meeting and the accompanying  Proxy
Statement.   The  undersigned  ratifies   and
confirms all that said Proxies or their substitutes may lawfully do by virtue hereof.
(To be Signed on Reverse Side)


- - - - - ---------------------------------------------
- - - - - --------------------------------

X    Please mark your
     votes as in this example.


(1) Election of Directors FOR all nominees
                          listed at
                          right (except as
                          marked to
                          the contrary below)

                          WITHHOLD AUTHORITY
                          to vote all nominees
                          listed at right



INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the following line:


- - - - - -----------------------------------------

Nominees: J. D. Barline
          R. Baumeister
          F. Corrado
          C. F. Edley
          C.W. E. Haub
          H. Haub
          B. B. Hauptfuhrer
          W. A. Liffers
          F. Teelen
          R. L. Wetzel
          J. Wood

2.   Election of Deloitte & Touche LLP
     as independent auditors
     (THE DIRECTORS FAVOR A VOTE "FOR")

3.   Stockholder proposal on non-employee
     director retirement plan
     (THE DIRECTORS FAVOR A VOTE "AGAINST")

4.   Stockholder proposal on director
     compensation
     (THE DIRECTORS FAVOR A VOTE "AGAINST")

     Upon such other business as may properly come before said meeting and at any adjournments thereof.

SIGNATURE(S):____________________________
Date:_________________

NOTE: Please date and sign exactly as name appears hereon. Joint owners should each sign. The full title or capacity of any person signing for a corporation, partnership, trust of estate should be indicated.


CONFIDENTIAL     The Great Atlantic & Pacific
Tea Company, Inc.     CONFIDENTIAL
VOTING           A&P Savings Plan
VOTING
INSTRUCTION FORM  HARRIS TRUST AND SAVINGS BANK -
TRUSTEE    INSTRUCTION FORM


      I  hereby direct that the voting rights
pertaining to shares of THE GREAT ATLANTIC  &
PACIFIC TEA COMPANY, INC. held by the Trustee
and   allocated  to  my  account   shall   be
exercised   at   the   Annual   Meeting    of
Stockholders of the Company, to be held on July 9, 1996 and at any adjournment of such meeting, as specified herein, and if no vote is specified, that such rights be exercised
"FOR" items 1 and 2 and "AGAINST" items 3 and 4.

       By   my   signature  below  I   hereby
acknowledge receipt of the Notice of the Annual Meeting, the Proxy Statement of the
Company dated May 24, 1996, and a copy of the Annual Report.

      PLEASE SIGN, DATE AND RETURN THIS  FORM
BEFORE July 1, 1996. As to the matters coming before the meeting for which no signed direction is received by the Trustee prior to July 1, 1996, the Trustee may exercise voting rights on your behalf in such manner as the Trustee may, in its discretion, determine.

                                       PLEASE
MARK, SIGN AND
                                     DATE  ON
THE REVERSE SIDE,
                                   AND RETURN
IN THE
                                     ENCLOSED
ENVELOPE

                                   (Continued
and to be signed
                                           on
reverse side.)

_____________________________________________
______________________________

THE GREAT ATLANTIC & PACIFIC TEA COMPANY,
INC., SAVINGS PLAN
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING
MANNER USING DARK INK ONLY.

[
]
1.  Election of Directors--
     Nominees: J. D. Barline, R. Baumeister,
F. Corrado, C. F. Edley, C. W. E. Haub, H. Haub, B. B.
Hauptfuhrer, W. A. Liffers, F. Teelan, R. L. Wetzel, and J. Wood
FOR WITHHOLD FOR ALL (Except Nominee(s) written below)


_______________________

2.  Election of Deloitte & Touche LLP as
independent auditors for the fiscal year ending February 22,1997.
 The Directors favor a vote "FOR").

FOR  AGAINST  ABSTAIN

3.  Proposal on non-employee director
retirement plan.  (The Directors favor a vote "AGAINST").

FOR  AGAINST  ABSTAIN

4.  Proposal on director compensation.  (The
Directors favor a vote "AGAINST".

FOR  AGAINST  ABSTAIN

The Board of Directors of the Company favor a vote "FOR" items 1, and 2 and "AGAINST" items 3 and 4.



Dated:_______________________, 1996


Signature(s)_________________________________



____________________________________________
                    Please sign here exactly
as your name appears hereon

This Confidential Voting Instruction Form represents voting rights to the following number of equivalent shares of A&P Common
Stock as of May 21, 1996:








 May 24, 1996

Securities and Exchange Commission
Division of Corporation Finance
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

     Re:  The Great Atlantic & Pacific Tea Company, Inc.
          1996 Proxy Material

Gentlemen:

      On behalf of The Great Atlantic & Pacific Tea Company, Inc. (the "Company") we herewith electronically file pursuant to Rule 14a-6(b) of Regulation 14A definitive copies of each of the following documents in the form in which such material is being sent commencing on or about May 24, 1996 to stockholders of the Company and participants in the A&P Savings Plan entitled to vote at its forthcoming Annual Meeting.

     1.   Notice of Annual Meeting of Stockholders and Proxy Statement;

     2.   Form of Proxy;

       3.     Confidential   Voting  Instruction   (eligible   Savings
Plan Participants, only).

      Payment of the $125.00 filing fee has been wired and received at the lock box at Mellon Bank in Pittsburgh, PA.

      The Performance Graph as contained in the Proxy Statement is furnished electronically as prescribed in Rule 304(d) of Regulation S-T with a supplemental paper copy submitted to the Division of Corporation Finance Branch Chief.
Securities and Exchange Commission
May 24, 1996
Page -2-



      As a separate package and solely for the information of the Commission and not as part of the proxy solicitation material, we forward to the SEC pursuant to Rule 14a-3(c) seven (7) copies of the Company's Annual Report for the last fiscal year. Further, we note that the financial statements in the report do not reflect a change from the preceding year in any accounting principles or practices or in the method of applying such principles or practices.

                            Very truly yours,



                              MARY ELLEN OFFER MEO/pbw
Enclosures
cc:  New York Stock Exchange